Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ARROW ELECTRONICS, INC.

Under Section 807 of the Business Corporation Law

1.	The name of the Corporation is Arrow Electronics, Inc.

2.	The date of filing of the Certificate of Incorporation of the Corporation in the office of the Department of State is November 20, 1946.

3.	The Certificate of Incorporation is hereby amended or changed to effect the following amendments or changes authorized by the Business Corporation Law of the State of New York: (1) Article TENTH is hereby deleted from the Certificate of Incorporation, which removes the requirement for an affirmative vote of the holders of at least 90% of all outstanding shares of capital stock entitled to vote thereon to authorize, adopt or approve certain actions, (2) a new Article TENTH is hereby added to the Certificate of Incorporation, which establishes a requirement for an affirmative vote of the holders of at least a majority of all outstanding shares of capital stock entitled to vote thereon to authorize, adopt or approve certain actions, and (3) to make certain other ministerial changes.

4.	To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended in its entirety to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

5.	In accordance with Section 803(a) of the Business Corporation Law and Article TENTH, Section E of this Certificate of Incorporation, the foregoing amendments (1) and (3) to the Certificate of Incorporation were unanimously recommended by the whole Board of Directors of the Corporation (all of whom are “continuing directors” for the purposes of such Article TENTH, Section E as provided in the Certificate of Incorporation prior to the foregoing amendment) and by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders held on May 12, 2026.

6.	In accordance with Section 803(a) of the Business Corporation Law, the foregoing amendment (2) to the Certificate of Incorporation was duly authorized by the Board of Directors of the Corporation and by a vote of two-thirds of all outstanding shares entitled to vote thereon at a meeting of shareholders held on May 12, 2026.

7.	The restatement of the Certificate of Incorporation herein provided for was authorized by the vote of holders of outstanding shares of the Corporation entitled to vote on the said restatement of the Certificate of Incorporation, having not less than the minimum requisite proportion of votes.

The text of the certificate of incorporation hereby is restated, as amended, in its entirety as follows:

FIRST:                   The name of the Corporation is ARROW ELECTRONICS, INC.

SECOND:            The purposes for which this Corporation is formed are as follows:

To design, patent, manufacture, fabricate, buy, sell, distribute, import, export and generally deal in electrical devices, wireless telegraph and telephone instruments, sets, apparatus and parts thereof, radio transmitting and receiving instruments, sets, apparatus and parts thereof, electronic devices, instruments, sets, apparatus and parts thereof, as well as television instruments, sets, apparatus and parts thereof.

To buy, sell and trade in all machinery, supplies and merchandise, and to do any and every act or thing that may be appurtenant, incidental to or necessary in connection with the foregoing purposes.

To take, buy, exchange, lease or otherwise acquire real estate and any interest or right therein, and to hold, own, operate, control, maintain, manage and develop the same and to construct, maintain, alter, manage and control directly or through ownership of stock in any other corporation any and all kinds of buildings, stores, offices, warehouses, mills, shops, factories, machinery and plants, and any and all other structures and erections which may at any time be necessary, useful or advantageous for the purpose of this Corporation.

To sell, assign and transfer, convey, lease or otherwise alienate or dispose of, and to mortgage or otherwise encumber the lands, buildings, real and personal property of the Corporation wherever situated, and any and all legal and equitable interests therein.

To purchase, sell, lease, manufacture, deal in and deal with every kind of goods, wares and merchandise, and every kind of personal property, including patents and patent rights, chattels, easements, privileges and franchises which may lawfully be purchased, sold, produced, or dealt in by corporations formed under Article Two of the Stock Corporation Law of the State of New York.

To purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and to issue in exchange therefor its stocks, bonds or other obligations, and to exercise in respect thereof all the rights, powers and privileges of individual owners; including the right to vote thereon; and to aid in any manner permitted by law any corporation of which any bonds or other securities or evidences of indebtedness or stocks are held by this corporation, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such bonds or other securities or evidence of indebtedness of stock.

The foregoing and the following clauses shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred by the laws of the State of New York; and it is hereby expressly provided that the foregoing and the following enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation, and that this Corporation may do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or objects hereinabove enumerated either alone or in association with other corporations, firms or individuals, to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

Nothing in this certificate contained, however, shall authorize the Corporation to carry on any business or exercise any powers in any state or county which a similar corporation organized under the laws of such state or county could not carry on or exercise; or to engage within or without the State of New York in the business of a lighting or a transportation corporation, or in the common carrier business, or to issue bills, notes or other evidences of debt for circulation of money.

THIRD:                   The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty-Two Million (162,000,000) shares, consisting of:

(a)            Two Million (2,000,000) shares of Preferred Stock having a par value of $1 per share (hereinafter referred to as “Preferred Stock”); and

(b)           One Hundred Sixty Million (160,000,000) shares of Common Stock having a par value of $1 per share (hereinafter referred to as “Common Stock”)

A.            Preferred Stock:

Shares of Preferred Stock may be issued from time to time in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article THIRD, the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a)            The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b)            The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c)            The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or, of any series of the same or any other class or classes or, of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d)            Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which Preferred Stock of such series may be redeemed;

(e)            The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the Corporation;

(f)            The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g)           The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine; provided, however, that each holder of Preferred Stock shall have no more than one vote in respect of each share of Preferred Stock held by him on any matter voted upon by the shareholder.

B.            Common Stock

1.            After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article THIRD), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article THIRD), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article THIRD, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2.            After distribution, in full of the preferential amount, if any (fixed in accordance with the provisions of Paragraph A of this Article THIRD), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3.            Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph A of this Article THIRD, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the shareholders.

C.            Other Provisions

1.            No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2.            The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph A of this Article THIRD and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article THIRD that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3.            Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4.            Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

5.            The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

FOURTH:             The Office of the Corporation within the State of New York shall be located in the County of Suffolk.

FIFTH:                  The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation accepted on behalf of the Corporation, is Corporation Service Company, 80 State Street, Albany, NY 12207.

SIXTH:                  The duration of the Corporation shall be perpetual.

SEVENTH:          The number of directors shall be no less than three and no more than fifteen. Directors need not be shareholders.

EIGHTH:              The Corporation designates the following as its registered agent upon whom process against the Corporation may be served in the State of New York:

Corporation Service Company

80 State Street

Albany, NY 12207

NINTH:                 The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by law:

No contract or other transaction between the Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this Corporation is or are interested in, or is a member, stockholder, director, or officer, or are members, stockholders, directors, or officers of such other firm or corporation; and any director or officer or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Corporation, or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or directors, officer or officers of this Corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director or officer of this Corporation is relieved from any liability that might otherwise exist from thus contracting with this Corporation for the benefit of himself or any firm, association or corporation in which he may be in anywise interested.

Subject to such restrictions and regulations contained in By-Laws adopted by the stockholders, the Board of Directors may make, alter, amend and rescind the By-Laws, and may provide therein for the appointment of an executive committee from their own members, to exercise all or any of the powers of the Board, which may lawfully be delegated when not in session. The By-Laws may be amended or repealed, at any time, by the stockholders.

The Board of Directors shall have power in its discretion, to provide for and to pay to directors rendering unusual or exceptional services to the Corporation, special compensation appropriate to the value of such services.

By resolution duly adopted by the holders of not less than a majority of the shares of stock then issued and outstanding and entitled to vote at any regular or special meeting of the stockholders of the Corporation duly called and held as provided in the By-Laws of the Corporation, any director or directors of the Corporation may be removed from office at any time or times, with or without cause. The Board of Directors may at any time remove any officer of the Corporation with or without cause.

Any person made a party to any action, suit or proceeding by reason of the fact that he, is testator or intestate, is or was a director, officer or employee of the Corporation or of any corporation which he served as such at the request of the Corporation shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. The foregoing right or indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

The Corporation may use and apply its surplus earnings or accumulated profits, not otherwise by law to be reserved, to the purchase or acquisition of property and to the purchase or acquisition of its own capital stock from time to time and to such extent and in such manner and upon such terms as its Board of Directors shall determine; and neither the property nor the capital stock so purchased or acquired, nor any of its own capital stock taken in payment of satisfaction of any debt due to the Corporation, shall be regarded as profits for the purpose of declaration or payment of dividends, unless otherwise determined by a majority of the Board of Directors.

A director of this Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of fiduciary duty as a director, except for liability resulting from a judgment or other final adjudication adverse to the director: (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of the law, (ii) for any transaction from which the director derived a financial profit or other advantage to which the director was not legally entitled, or (iii) under Section 719 of the New York Business Corporation Law.

TENTH:                  At a meeting of shareholders, following all requisite approvals under the Business Corporation Law, the affirmative vote of a majority of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

(a)            to adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law or any successor provision thereto;

(b)            to approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 909 of the Business Corporation Law or any successor provision thereto;

(c)            to adopt a plan for the exchange of shares in accordance with Section 913 of the Business Corporation Law or any successor provision thereto; and

(d)            to authorize the dissolution of the Corporation in accordance with Section 1001 of the Business Corporation Law or any successor provision thereto.

IN WITNESS WHEREOF this Restated Certificate of Incorporation has been signed this day of May 12, 2026.

/s/ Carine L. Jean-Claude
Name:	Carine L. Jean-Claude
Title:	Senior Vice President, Chief Legal Officer and Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

ARROW ELECTRONICS, INC.

Under Section 807 of the Business Corporation Law

Department of State Identification Number: 60328

Filer's Name and Mailing Address:

ARROW ELECTRONICS, INC.
Name

ARROW ELECTRONICS, INC.

Company, if applicable

9151 EAST PANORAMA CIRCLE
Mailing Address

CENTENNIAL, CO, UNITED STATES, 80112
City, State, and Zip Code